Exhibit 10.22

LINCOLN ELECTRIC HOLDINGS, INC.
2015 EQUITY AND INCENTIVE COMPENSATION PLAN
Performance Share Agreement
WHEREAS, Lincoln Electric Holdings, Inc. (the “Company”) maintains the Company’s 2015 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”), pursuant to which the Company may award Performance Shares (the “Performance Shares”) to officers and certain key employees of the Company and its Subsidiaries;
WHEREAS, the Grantee, whose name is set forth on the “Overview” tab on the Morgan Stanley Stock Plan Connect portal, a secure third-party vendor website used by the Company (to be referred to herein as the “Grant Summary”), is an employee of the Company or one of its Subsidiaries; and
WHEREAS, the Grantee was granted Performance Shares under the Plan by the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on the Date of Grant in 2016, as set forth on the Grant Summary (the “Date of Grant”), and the execution of an Evidence of Award in the form hereof (this “Agreement”) has been authorized by a resolution of the Committee duly adopted on such date.
NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee the award of the target number of Performance Shares set forth on the Grant Summary. Subject to the achievement of the Management Objectives described in Section 4 of this Agreement, the Grantee may earn from 0% to 200% of the Performance Shares.

1.	Definitions. Unless otherwise defined in this Agreement, terms used in this Agreement, with initial capital letters will have the meanings assigned to them in the Plan.

(a)	“Cause”: A termination for “Cause” shall mean that, prior to termination of employment, the Grantee shall have:

(i)
been convicted of, or pleaded nolo contendere to, a criminal violation, in each case, involving fraud, embezzlement or theft in connection with the Grantee’s duties or in the course of the Grantee’s employment with the Company or any Subsidiary (or the Successor, if applicable);

(ii)	committed intentional wrongful damage to property of the Company or any Subsidiary (or the Successor, if applicable);

(iii)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary (or the Successor, if applicable); or

(iv)
committed intentional wrongful engagement in any of the activities set forth in any confidentiality, non-competition or non-solicitation arrangement with the Company (or the Successor, if applicable) to which the Grantee is a party;

and, in each case, any such act shall have been demonstrably and materially harmful to the Company (or the Successor, if applicable). For purposes of this Agreement, no act or failure to act on the part of the Grantee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company (or the Successor, if applicable).

(b)	“Deferred Compensation Plan” means the Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives, as amended and restated.

(c)
“Disabled”: The Committee shall determine, in its sole discretion, that a Grantee is “Disabled” if the Grantee meets one of the following requirements: (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health or long-term disability plan or any similar plan maintained by a third party, but excluding governmental plans, or (iii) the Social Security Administration determines the Grantee to be totally disabled.

(d)
“Distribution Date” means the date on which the Common Shares represented by vested Performance Shares shall be distributed to the Grantee as specified in Section 8; provided that, the Distribution Date for a Grantee who elects to defer the distribution of his or her Common Shares pursuant to the Deferred Compensation Plan will be governed by the Deferred Compensation Plan.

(e)
“Good Reason”: A termination “for Good Reason” shall mean the Grantee’s termination of employment with the Successor as a result of the initial occurrence, without the Grantee’s consent, of one or more of the following events:

(i)	A material diminution in the Grantee’s base compensation;

(ii)	A material diminution in the Grantee’s authority, duties, or responsibilities;

(iii)
A material reduction in the Grantee’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to base compensation, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Successor;

(iv)	A material change in the geographic location at which the Grantee must perform the services, which adds fifty (50) miles or more to the Grantee’s one-way daily commute; and

(v)	Any other action or inaction that constitutes a material breach by the Company of the Grantee’s employment agreement, if any, under which the Grantee provides services.
Notwithstanding the foregoing, a termination of employment by the Grantee for one of the reasons set forth in clauses (i) through (v) above will not constitute “Good Reason” unless the Grantee provides, within 90 days of the initial occurrence of such condition or conditions, written notice to the Grantee’s employer of the existence of such condition or conditions and the Grantee’s employer has not remedied such condition or conditions within 30 days of the receipt of such notice.

(f)	“Net Income Growth” has the meaning set forth in the Statement of Management Objectives.

(g)
“Management Objectives” means the threshold, target and maximum goals (as set forth in the Statement of Management Objectives) established by the Committee on the Date of Grant for the Performance Period with respect to both Net Income Growth and ROIC.

(h)	“Performance Period” means the three-year period commencing January 1, 2016 and ending on December 31, 2018.

(i)
“Replacement Award” means an award: (a) of the same type (e.g., performance shares) as the Replaced Award; (b) that has a value at least equal to the value of the Replaced Award; (c) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the

Change in Control; (d) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award; and (e) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 1(i) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(j)	“Return on Invested Capital” or “ROIC” has the meaning set forth in the Statement of Management Objectives.

(k)
“Separation from Service” shall have the meaning given in Code Section 409A, and references to employment termination or termination of employment in this Agreement shall be deemed to refer to a Separation from Service. In accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

(l)	“Statement of Management Objectives” means the Statement of Management Objectives for the Performance Period approved by the Committee on the Date of Grant and communicated to the Grantee in writing.

2.
Earnings of Performance Shares. If the Performance Shares covered by this Agreement become nonforfeitable and payable (“Vest,” or similar terms), the Grantee will be entitled to settlement of the Vested Performance Shares as specified in Section 8 of this Agreement. The Grantee shall not have the rights of a shareholder with respect to such Performance Shares, except as provided in Section 10, provided that such Performance Shares, together with any additional Performance Shares that the Grantee may become entitled to receive by virtue of a share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in capital structure, shall be subject to the restrictions hereinafter set forth.

3.
Restrictions on Transfer of Performance Shares. Subject to Section 15 of the Plan, the Performance Shares subject to this grant may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Distribution Date; provided, however, that the Grantee’s rights with respect to such Performance Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares or the underlying Common Shares. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Performance Shares subject to this Agreement.

4.
Vesting of Performance Shares. Subject to the terms and conditions of Sections 5, 6 and 7 hereof, the Performance Shares covered by this Agreement shall Vest based on the achievement of the Management Objectives for the Performance Period as follows:

(a)	The applicable percentage of the Performance Shares that shall be earned by the Grantee for the Performance Period shall be determined by reference to the Statement of Management

Objectives if the Grantee remains continuously employed by either the Company or any Subsidiary until the end of the Performance Period.;

(b)
In the event that achievement with respect to one of the Management Objectives is between the performance levels specified in the Statement of Management Objectives, the applicable percentage of the Performance Shares that shall be earned by the Grantee for the Performance Period for that particular Management Objective shall be determined by the Committee using straight-line mathematical interpolation; and

(c)
To the extent the Management Objectives are not achieved by the end of the Performance Period, then the Performance Shares evidenced by this Agreement will be forfeited without compensation or other consideration. The Vesting of the Performance Shares pursuant to this Section 4 shall be contingent upon a determination of the Committee that the Management Objectives have been satisfied.

5.
Effect of Change in Control. In the event a Change in Control occurs during the Performance Period, the Performance Shares covered by this Agreement shall become Vested to the extent provided in this Section 5.

(a)
If the Grantee remains in the continuous employ of the Company or a Subsidiary throughout the period beginning on the Date of Grant and ending on the date of a Change in Control, a pro rata amount of Performance Shares (rounded down to the nearest whole Common Share), based on Grantee’s length of employment during the Performance Period, shall become Vested at the greater of (i) the target level or (ii) actual performance level, as determined by the Committee as constituted immediately prior to the Change in Control based on actual performance through the most recent date prior to the Change in Control for which achievement can be reasonably determined, except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 1(i) to replace, adjust or continue the award of Performance Shares covered by this Agreement (the “Replaced Award”). If a Replacement Award is provided, references to Performance Shares in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.

(b)
If, upon or after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary of the Company (or any of their successors) (as applicable, the “Successor”) by reason of the Grantee terminating employment for Good Reason or the Successor terminating Grantee’s employment other than for Cause, in each case within a period of two years after the Change in Control and during the Performance Period for the Replacement Award, a pro rata amount of the Replacement Award (rounded down to the nearest whole Common Share) shall become Vested based on Grantee’s length of employment during the Performance Period, at the greater of (i) the target level or (ii) the actual performance level, as determined by the Committee as constituted immediately prior to the Change in Control based on actual performance through the most recent date prior to the termination for which achievement can be reasonably determined. Performance Shares that Vest in accordance with this Section 5(b) will be paid in accordance with Section 8(a) of this Agreement.

(c)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Performance Shares that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid in accordance with Section 8(a) of this agreement.

6.	Effect of Death, Disability or Retirement.

(a)	If during the Performance Period, the Grantee should die or become Disabled while in the employment of the Company or any Subsidiary, then the Grantee shall Vest in 100% of the

Performance Shares. Performance Shares that Vest in accordance with this Section 6(a) will be paid as provided for in Section 8(b)(ii) of this Agreement.

(b)
If the Grantee terminates employment with the Company or any Subsidiary after the Grantee’s normal retirement date (as determined under The Lincoln Electric Company Retirement Annuity Program, whether or not the Grantee participates in that program) (“Retirement”), but prior to the Vesting provided in Section 4 hereof, then the Grantee shall Vest in only a pro rata portion of the Performance Shares, based on the Grantee’s length of employment during the three-year Performance Period, in which the Grantee would have Vested in accordance with the terms and conditions of Section 4 if the Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, reduced by the number of Performance Shares that were otherwise Vested on the date of such retirement. Performance Shares that Vest in accordance with this Section 6(b) will be paid as provided for in Section 8(a) of this Agreement.

7.	Effect of Termination of Employment and Effect of Competitive Conduct.

(a)
In the event that the Grantee’s employment shall terminate in a manner other than any specified in Section 5 or Section 6 hereof, the Grantee shall forfeit any Performance Shares that have not become Vested at the time of such termination.

(b)
Notwithstanding anything in this Agreement to the contrary, unless otherwise determined by the Company, if the Grantee, either during employment by the Company or a Subsidiary or within six (6) months after termination of such employment, (i) shall become an employee of a competitor of the Company or a Subsidiary or (ii) shall engage in any other conduct that is competitive with the Company or a Subsidiary, in each case as reasonably determined by the Company (“Competition”), then, at the time of such Company determination, the Grantee shall forfeit any Performance Shares that have not become Vested. In addition, if the Company shall so determine, the Grantee shall, promptly upon notice of such determination, (x) return to the Company all the Common Shares that the Grantee has not disposed of that were issued in payment of Performance Shares that became Vested pursuant to this Agreement, including amounts the Grantee elected to defer under Section 9 hereof, within a period of one (1) year prior to the date of the commencement of such Competition if the Grantee is an employee of the Company or a Subsidiary, or within a period of one (1) year prior to termination of employment with the Company or a Subsidiary if the Grantee is no longer an employee of the Company or a Subsidiary, and (y) with respect to any Common Shares so issued in payment of Performance Shares pursuant to this Agreement, that the Grantee has disposed of, including amounts the Grantee elected to defer under Section 9 hereof, pay to the Company in cash the aggregate Market Value per Share of those Common Shares on the Distribution Date, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Grantee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.

8.	Form and Time of Payment of Performance Shares.

(a)
General. Subject to Section 7(a) and Section 8(b), payment for Vested Performance Shares will be made in Common Shares (rounded down to the nearest whole Common Share) between January 1, 2019 and March 15, 2019.

(b)
Other Payment Events. Notwithstanding Section 8(a), to the extent that the Performance Shares are Vested on the dates set forth below, payment with respect to the Performance Shares will be made as follows:

(i)    Change in Control. Upon a Change in Control, Grantee is entitled to receive payment for Vested Performance Shares in Common Shares (rounded down to the nearest whole Common Share) on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 8(a) or 8(b)(ii) as though such Change in Control had not occurred.
(ii)    Death or Disability. On the date of Grantee’s death or the date Grantee becomes Disabled, Grantee is entitled to receive payment for Vested Performance Shares in Common Shares (rounded down to the nearest whole Common Share) on such date.

9.
Deferral of Performance Shares. The Grantee may elect to defer receipt of the Common Shares underlying the Vested Performance Shares subject to this Agreement beyond the vesting date in Section 4 above, pursuant to and in accordance with the terms of the Deferred Compensation Plan.

10.	Dividend Equivalents and Other Rights.

(a)
Except as provided in this Section, the Grantee shall not have any of the rights of a shareholder with respect to the Performance Shares covered by this Agreement; provided, however, that any additional Common Shares, share rights or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Performance Shares covered by this Agreement.

(b)
The Grantee shall have the right to receive dividend equivalents with respect to the Common Shares the Performance Shares on a deferred basis and contingent on vesting of the Performance Shares. Dividend equivalents on the Performance Shares covered by this Agreement shall be sequestered by the Company from and after the Date of Grant until the Distribution Date, whereupon such dividend equivalents shall be paid to the Grantee in the form of cash to the extent such dividend equivalents are attributable to Performance Shares that have become Vested. To the extent that Performance Shares covered by this Agreement are forfeited pursuant to Section 7 hereof, all the dividend equivalents sequestered with respect to such Performance Shares shall also be forfeited. No interest shall be payable with respect to any such dividend equivalents.

(c)
Under no circumstances, will the Company distribute dividend equivalents paid on Performance Shares until the Grantee’s Distribution Date. The Grantee will not be entitled to vote the Common Shares underlying the Performance Shares until after the Distribution Date.

(d)
Notwithstanding anything to the contrary in this Section 10, to the extent that any of the Performance Shares Vest pursuant to this Agreement and the Grantee elects pursuant to Section 9 to defer receipt of the Common Shares underlying the Performance Shares beyond such vesting date in accordance with the terms of the Deferred Compensation Plan, then the right to receive dividend equivalents thereafter will be governed by the Deferred Compensation Plan from and after such vesting date.

11.
Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for applicable income tax purposes with respect to the Performance Shares evidenced by this Agreement, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the Grantee may elect to have the minimum required withholding obligations settled with Common Shares, including Common Shares that are payable to Grantee upon vesting of Performance Shares under this Agreement. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.

12.
No Right to Employment. This award of Performance Shares is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time. For purposes of this Agreement, the continuous employ of the Grantee with the Company or a Subsidiary shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary, by reason of (a) the transfer of his or her employment among the Company and any Subsidiary or (b) an approved leave of absence.

13.
Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

14.
Agreement Subject to the Plan. The Performance Shares evidenced by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.

15.	Data Privacy.

(a)
The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among, as applicable, the Grantee’s employer (the “Employer”), and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)
The Grantee understands that the Company, its Subsidiaries and the Employer hold certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Performance Shares or any other entitlement to Common Shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”).

(c)
The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (in particular the United States), including outside the European Economic Area (if applicable), and that the recipient country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the Company, Morgan Stanley Smith Barney, LLC and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any Common Shares acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that he or she may contact his or her local human resources representative.

16.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with respect to Performance Shares without the Grantee’s consent.

17.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

18.
Governing Law/Venue. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. All legal actions or proceedings relating to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.

19.
Employment Agreement. The grant of the Performance Shares under this Agreement is contingent upon the Grantee having executed the most recent version of the Company’s Employment Agreement and having returned it to the Company.

20.
Performance Shares Subject to the Company’s Recovery of Funds Policy. Notwithstanding anything in this Agreement to the contrary, (a) the Performance Shares covered by this Agreement shall be subject to the Company’s Recovery of Funds Policy (or similar clawback policy), as it may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded (the “Compensation Recovery Policy”), and (b) the Grantee acknowledges and agrees that any and all applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

21.
Code Section 409A. To the extent applicable, it is intended that this Agreement be designed and operated within the requirements of Section 409A of the Code (including any applicable exemptions) and, in the event of any inconsistency between any provision of this Agreement or the Plan and Section 409A of the Code, the provisions of Section 409A of the Code shall control. Any provision in the Plan or this Agreement that is determined to violate the requirements of Section 409A of the Code shall be void and without effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any provision that is required by Section 409A of the Code to appear in the Agreement that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Agreement to Section 409A of the Code or a Treasury Regulation section shall be deemed to include any similar or successor provisions thereto.

22.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Performance Shares and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

23.
Appendix. Notwithstanding any provisions in this Agreement, the grant of Performance Shares is also subject to the special terms and conditions set forth in Appendix A to this Agreement for Grantee’s country. Moreover, if Grantee relocates to one of the countries included in the Appendix A, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

The Grantee hereby acknowledges receipt of this Agreement and accepts the right to receive the Performance Shares evidenced hereby subject to the terms and conditions of the Plan and the terms and conditions herein above set forth and represents that he or she understands the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed this Agreement.
THIS AGREEMENT is executed in the name and on behalf of the Company on the Date of Grant as set forth in the Grant Summary.

LINCOLN ELECTRIC HOLDINGS, INC.

Christopher L. Mapes Chairman, President and Chief Executive Officer

APPENDIX A
COUNTRY SPECIFIC
SPECIAL TERMS AND CONDITIONS OF
LINCOLN ELECTRICAL HOLDINGS, INC.
PERFORMANCE SHARES AGREEMENT (OFFICER)
FOR INTERNATIONAL GRANTS
TERMS AND CONDITIONS
This Appendix A, which is part of the Lincoln Electric Holdings, Inc. Performance Shares Agreement (Officer) (the “Agreement”), contains additional terms and conditions of the Agreement that will apply to Grantee if he or she resides in one of the countries listed below. Capitalized terms used but not defined herein have the same meanings assigned to them in the Lincoln Electric Holdings, Inc. 2015 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”), and/or the Agreement.
The information is based on laws in effect in the respective countries as of January 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Grantee Vests in the Performance Shares or sell Common Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantees of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Grantee’s situation.
Finally, if the Grantee is a citizen or resident, or is considered a resident, of a country other than the one in which he or she is currently working, or transferred employment after the Performance Shares were granted to him or her, the information contained herein may not be applicable. In addition, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.
GERMANY
There are no country-specific provisions for Germany.
UNITED STATES
The words “six (6) months” are replaced with the following in the first sentence of Subsection (b) of Section 7, Effect of Employment and Effect of Competitive Conduct, of the Agreement.
“two (2) years”